CALIFORNIA OIL & GAS CORP.

Suite 312, 407 - 2nd Street SW, Calgary, Alberta, T2P2Y3

Tel: (403) 261-1965

March 6, 2006

California Oil & Gas Corp. announces $1,000,000 private placement

Contact: John G.F. McLeod, President	Tel: (403) 261-1965
Fax: (403) 261-1941

OTCBB: “COGC”	www.caloilandgas.com

California Oil & Gas Corp. is pleased to announce that it has arranged a private placement of units at a price of $0.45 per unit for gross proceeds of $1,000,000.  Each unit shall consist of one common share and one half of one common share purchase warrant. Each full warrant shall entitle the holder to purchase one common share at a price of $0.55 per share for a period of one year.  If all of the warrants are exercised the exercise of the warrants will generate an additional $611,000 for aggregate gross proceeds of $1,611,000.

We are currently reviewing quality oil and gas projects both domestically and internationally. The proceeds of this private placement will go towards the acquisition and immediate development of such projects.

On behalf of the Board

/s/ John G.F. McLeod

John G.F. McLeod

Forward Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company’s belief that it can identify and acquire oil and gas properties, and that the proceeds of this private placement will be sufficient to enable the Company to do so. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

WARNING: The Company relies on litigation protection for “forward looking” statements.